Exhibit 99.1

	Contact: Trans World Entertainment John Anderson Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773

38 Corporate Circle Albany, NY 12203

www.twec.com	NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES FIRST QUARTER RESULTS

          Albany, NY, May 23, 2013 -- Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its first quarter ended May 4, 2013. For the first quarter of 2013, the Company reported net income of $1.6 million, or $0.05 per diluted share, compared to net income of $2.8 million, or $0.09 per diluted share, for the same period last year.

          Comparable store sales for the quarter decreased 6.6% compared to the same quarter last year. Total sales for the quarter decreased 16.3% to $93.9 million compared to $112.3 million for the same period last year. The Company ended the quarter with 353 stores in operation as compared to 379 stores last year, a 6.9% decline. During the quarter the Company opened 2 stores and closed 7 stores.

          Gross profit for the quarter was $35.8 million, or 38.1% of sales, as compared to $41.8 million, or 37.2%, of sales for the same period last year. The increase in gross profit as a percentage of sales was due to higher margin rates across a majority of product categories.

          Selling, general and administrative (“SG&A”) expenses decreased 11.9% for the quarter to $32.8 million compared to $37.3 million in the comparable period last year. The reduction in SG&A expenses was due to fewer stores in operation. As a percentage of sales, SG&A expenses were 34.9% in the quarter as compared to 33.2% for the same period last year.

          Cash on hand at the end of the quarter was $111.3 million, compared to $62.3 million at the end of the first quarter last year. Inventory was $153.5 million at the end of the quarter, versus $176.2 million at the end of the first quarter last year, a decline of 12.9%.

          Trans World will host a teleconference call today, Thursday, May 23, 2013, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

          Trans World Entertainment is a leading specialty retailer of entertainment products, including video, music, trend, electronics, video games and related products. The Company operates retail stores in the United States, the District of Columbia, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, and www.secondspin.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

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TRANS WORLD ENTERTAINMENT CORPORATION
Financial Results

STATEMENTS OF OPERATIONS: (in thousands, except per share data)
	Fiscal Quarter Ended

	May 4, 2013	% to Sales	April 28, 2012	% to Sales

Net sales	$93,934		$112,287

Cost of sales	58,145	61.9%	70,472	62.8%

Gross profit	35,789	38.1%	41,815	37.2%

Selling, general and administrative expenses	32,835	34.9%	37,260	33.2%

Depreciation and amortization	824	0.9%	941	0.8%

Income from operations	2,130	2.3%	3,614	3.2%

Interest expense, net	484	0.5%	770	0.7%

Income before income taxes	1,646	1.8%	2,844	2.5%
Income tax expense	48	0.1%	47	0.0%

Net Income	$1,598	1.7%	$2,797	2.5%

Basic income per common share:

Basic income per share	$0.05		$0.09

Weighted average number of common shares outstanding - basic	32,286		31,535

Diluted income per common share:

Diluted income per share	$0.05		$0.09

Weighted average number of common shares outstanding - diluted	32,571		31,548

SELECTED BALANCE SHEET CAPTIONS: (in thousands, except store data)	May 4, 2013	April 28, 2012

Cash and cash equivalents	$111,276	$62,343
Merchandise inventory	153,519	176,227
Fixed assets, net	8,961	15,681
Accounts payable	51,608	52,163
Borrowings under line of credit	-	-
Long-term debt, less current portion	-	-

Stores in operation	353	379